Gran Tierra Energy Inc. Announces 2021 Fourth Quarter & Year-End Results & Operational Update
•Achieved 2021 Production of 26,507 BOPD, Up 17% from 2020
•Total Current Average Production1 of Approximately 30,000 BOPD
•Generated 2021 Net Income of $42 Million, Highest Since 2018
•2021 Adjusted EBITDA2 Increased 150% Year-Over-Year to $242 Million
•2021 Funds Flow from Operations2 Increased 312% Year-Over-Year to $186 Million
•Generated 2021 Free Cash Flow2 of $37 Million, Highest Since 2012
•Reduced Greenhouse Gas Emissions (“GHG”) in Excess of 60% Relative to 2019
•Realized 123% 1P and 148% PDP Reserves Replacement, Second Straight Year with Over 100% Replacement
•1P Net Asset Value per Share Before Tax of $2.61, Up 127% from 2020
•2P Net Asset Value per Share Before Tax of $4.72, Up 45% from 2020
CALGARY, Alberta, February 22, 2022, Gran Tierra Energy Inc. (“Gran Tierra” or the “Company”) (NYSE American:GTE)(TSX:GTE)(LSE:GTE) today announced the Company’s financial and operating results for the fourth quarter (“the Quarter”) and year ended December 31, 2021.(3) These oil reserves categories are discussed in this press release: Proved Developed Producing (“PDP”), Proved (“1P”), 1P plus Probable (“2P”), and 2P plus Possible (“3P”).
FOURTH QUARTER AND FULL-YEAR 2021 OPERATIONAL AND FINANCIAL HIGHLIGHTS
Operational:
•Production:
◦Despite impacts on production due to national protests in the second quarter of 2021 and localized blockades in South Putumayo during the Quarter, which deferred oil production of 620,376 barrels (“bbl”) (annualized impact of 1,700 bbl of oil per day [“BOPD”]), Gran Tierra achieved 2021 average working interest (“WI”) production of 26,507 BOPD (100% oil), a 17% increase from 2020.
◦The increase in production was the direct result of successful drilling and workover campaigns in the Acordionero and Costayaco oil fields, combined with ongoing waterflood optimization throughout the Company’s portfolio.
◦The Company’s total current average production1 is approximately 30,000 BOPD. The current production level demonstrates the effectiveness of the Company’s waterflooding operations.
◦Building on the successful development drilling and workover campaigns in 2021, Gran Tierra forecasts 2022 production of 30,500-32,500 BOPD, a 15-23% increase from 2021. This projected 2022 production increase would result from the Company’s forecast 2022 development drilling program of 14-16 wells in Acordionero, 4-5 wells in Costayaco, and three wells in Moqueta. While Gran Tierra also plans to drill 6-7 exploration wells in 2022, the Company’s production forecast does not include any assumed volumes from exploration discoveries.

•2021 Year-End Reserves and Values4:

Before Tax (as of December 31, 2021)	Units	1P	2P	3P
Reserves	MMBOE	81	125	162
Net Present Value at 10% Discount (“NPV10”)	$ million	1,625	2,401	3,082
Debt[4]	$ million	668	668	668
Net Asset Value (NPV10 less Debt) (“NAV”)	$ million	957	1,733	2,414
Outstanding Shares	million	367	367	367
NAV per Share	$/share	2.61	4.72	6.58
NAV per Share Change from December 31, 2020%		127%	45%	31%

After Tax (as of December 31, 2021)	Units	1P	2P	3P
Reserves	MMBOE	81	125	162
NPV10	$ million	1,250	1,739	2,169
Debt[4]	$ million	668	668	668
NAV	$ million	582	1,071	1,501
Outstanding Shares	million	367	367	367
NAV per Share	$/share	1.59	2.92	4.09
NAV per Share Change from December 31, 2020%		124%	31%	18%
◦Gran Tierra achieved material Proved reserves additions, particularly in the Company’s core assets, as a result of the continued positive reservoir responses from waterflooding, and successful 2021 development drilling and workover campaigns.
◦The PDP reserves replacement ratio was 148%, with PDP reserves additions of 14.3 million bbl of oil equivalent (“MMBOE”), while the 1P reserves replacement ratio was 123%, with 1P reserves additions of 11.9 MMBOE.
◦The Company’s strong 1P reserves replacement resulted in 1P reserves of 81 MMBOE (100% oil) as of year-end 2021.
◦At December 31, 2021, Gran Tierra’s 1P NPV10 was $1.6 billion before tax ($1.3 billion after-tax) and 1P NAV was $2.61 per share before tax ($1.59 per share after-tax). The Company’s 2021 year-end 1P NAV per share after tax was up 124% from 2020 year-end. The 5-year (2022-2026) average Brent oil price forecast used by McDaniel & Associates Consultants Ltd. (“McDaniel”) is $70.37/bbl.
◦At December 31, 2021, Gran Tierra’s 2P NPV10 was $2.4 billion before tax ($1.7 billion after-tax) and 2P NAV was $4.72 per share before tax ($2.92 per share after-tax). The Company’s 2021 year-end 2P NAV per share after-tax was up 31% from the 2020 year-end.
◦Gran Tierra also achieved economic 2021 PDP and 1P Finding and Development (“F&D”) Costs of $9.51 and $18.44/BOE, respectively.
•Safety: Gran Tierra achieved 20 million person-hours with zero Lost Time Incidents (“LTI”) during August 2019 to August 2021, a record for the Company.

Financial:
•2021 Net Income: Gran Tierra generated net income of $42.5 million or $0.12 per share (basic and diluted), compared to a net loss of $778.0 million, or $(2.12) per share basic and diluted in 2020. The Company’s 2021 net income was the highest achieved since 2018.
•2021 Adjusted EBITDA2: The Company realized Adjusted EBITDA of $241.5 million, the highest since 2019, and an increase of 150% from $96.5 million in 2020.
•2021 Net Cash Provided by Operating Activities: The Company generated net cash provided by operating activities of $244.8 million, an increase of 202% from $81.1 million in 2020.
•2021 Funds Flow from Operations2: Gran Tierra realized funds flow from operations of $186.5 million, the highest since 2019, and an increase of 312% from $45.2 million in 2020.
•2021 Capital Expenditures and Free Cash Flow2: Gran Tierra’s capital expenditures of $149.9 million were on-budget, within guidance and more than fully funded by the Company’s 2021 funds flow from operations2 of $186.5 million, which allowed Gran Tierra to generate free cash flow2 of $36.6 million, the highest level achieved since 2012.
•Key Metrics During the Quarter: The Company realized net income of $62.5 million, Adjusted EBITDA2 of $81.5 million, and funds flow from operations2 of $65.1 million, compared with $35.0 million, $81.8 million, and $69.1 million, respectively, in third quarter 2021 (“the Prior Quarter”).
•Collection of VAT and Income Tax Receivables: During 2021, through direct tax refunds and value-added tax (“VAT”) on our oil sales, Gran Tierra collected total VAT and income tax receivables of $120.7 million and paid $100.1 million in VAT and income tax, for a net cash inflow of $20.5 million in 2021, compared to $55.4 million net collections in 2020.
•Credit Facility Paid Down and Cash Balance: In 2021, Gran Tierra repaid $122.5 million on our revolving credit facility, reducing the balance to $67.5 million, and had $26.1 million in cash and cash equivalents as at December 31, 2021. With forecast 2022 free cash flow2 and recovery of tax receivables, Gran Tierra expects to fully pay off the remaining balance of its credit facility in the first half of 2022.
•2021 Operating Costs:
◦Operating expenses per bbl were $13.69, only 2% higher than 2020. This small increase in 2021 was primarily due to a higher number of workovers related to electric submersible pump replacements in the Acordionero, Costayaco, and Cohembi fields.
◦In 2020, the Company shut-in minor fields and deferred workovers due to the low oil price environment caused by COVID-19 and other factors contributing to limited demand.
◦Total operating expenses were $132.3 million, compared to $111.9 million in 2020, representing an 18% increase. The vast majority of this increase was due to Gran Tierra’s 17% increase in production in 2021, relative to 2020.
•2021 Cash General and Administrative Costs: The Company’s gross cash general and administrative (“G&A”) costs decreased to $2.88 per bbl from $2.90 per bbl in 2020. Total cash G&A costs were $27.9 million, an increase of 15% from $24.1 million in 2020, which was more than offset by the Company’s 17% increase in production in 2021, relative to 2020.
•Oil Sales:

◦2021: Gran Tierra’s oil sales increased 99% to $473.7 million, compared to $237.8 million in 2020. This increase was primarily driven by the 64% increase in the Brent oil price and the Company’s 17% increase in production, both relative to 2020. Oil sales were $48.99 on a per bbl basis, a 71% increase from 2020.
◦The Quarter: Gran Tierra generated oil sales of $146.3 million, up 8% or $11.0 million from the Prior Quarter, primarily driven by a 2% increase in production and a 9% increase in the Brent oil price. Oil sales were $53.26 per bbl, a 7% increase from the Prior Quarter.
•Operating Netback2:
◦2021: Gran Tierra’s operating netback of $34.13 per bbl was up 146% from $13.86 in 2020.
◦The Quarter: The Company’s operating netback of $37.76 per bbl was up 114% from the fourth quarter 2020 value of $17.67 per bbl and up 8% from the Prior Quarter’s level of $34.95 per bbl.
Message to Shareholders
Gary Guidry, President and Chief Executive Officer of Gran Tierra, commented: “After the many challenges in 2020 that the world faced, 2021 was a year of strong recovery for the energy industry and Gran Tierra. Our top tier, low-decline, onshore, conventional asset base continued to prove its high quality as the Company returned to strong growth in 2021 in production, reserves, funds flow from operations2, free cash flow2, and after tax NAV per share. We achieved strong reserve replacement ratios on both a PDP and 1P basis, driven by our successful, on-budget development programs and waterflood initiatives.
Looking to 2022, we are very excited for our planned development drilling programs in the Middle Magdalena Valley and Putumayo Basins in Colombia and the restart of our exploration drilling program, in which we expect to include our first exploration wells in Ecuador. In the Company’s high oil case for 2022 guidance, which assumes a Brent oil price of $80/bbl, we forecast that Gran Tierra could generate $100-120 million of 2022 free cash flow2, which would allow us to completely pay down our bank credit facility before the end of the first half of 2022.
In addition, our “Beyond Compliance Policy” continues. Where Gran Tierra identifies significant opportunities and benefits to the environment and communities, we voluntarily strive to go beyond what is legally required to protect the environment and provide social benefits because it is the right thing to do.
Gran Tierra’s Commitment to Go “Beyond Compliance” in Environmental, Social and Governance
2021 Safety:
•Gran Tierra recorded one LTI, achieving an LTI Frequency (“LTIF”) of 0.02.
•The Company’s LTIF of 0.02 was well below the 2020 industry averages of 0.08 for Latin America and 0.04 for North American exploration and production companies, as reported by the International Association of Oil and Gas Producers, and was in the top quartile in any region globally6.
•In 2021, Gran Tierra continued with the stringent implementation of COVID-19 protocols by conducting approximately 65,000 PCR and antigen tests and ended the year with a very low positivity rate of 0.7% among the Company’s Colombia-based employees. Gran Tierra acquired and donated COVID-19 vaccines for all its employees in Colombia.
Environment:
•Through the NaturAmazonas project in the Putumayo Basin, in partnership with the international non-governmental organization Conservation International, Gran Tierra has committed to reforesting 1,000 hectares of land and securing and maintaining 18,000 hectares of forest in the Andes-Amazon rainforest corridor. For more information, please visit https://www.grantierra.com/sustainability/naturamazonas.

•Gran Tierra has planted a total of 1,193,241 trees and has conserved, preserved, or reforested 2,805 hectares of land through all of the Company’s environmental efforts since 2018.
Reducing GHG Emissions:
•For the last five years, Gran Tierra has voluntarily released an assessment of its GHG emissions.
•Gran Tierra is reducing GHG emissions at its facilities through gas-to-power projects that conserve excess natural gas that would otherwise be flared and use the gas instead for power generation.
•In 2021, for the first time, GTE reported Scope 2 emissions (indirect operations from external power sources), in addition to Scope 1 (direct emissions from owned or controlled sources) emissions, in the Company’s yearly GHG emissions report. The 2020 results saw an overall GHG emissions reduction in excess of 60% relative to 2019 and was achieved via the Company’s gas-to-power projects and additional operational efficiencies.
•The NaturAmazonas project alone is expected to sequester approximately 8.7 million tonnes of carbon dioxide over its lifetime, equivalent to 215 billion passenger miles driven or the energy use of 10 million homes for one year7.
Social:
•Over 255,000 people participated in and benefited from Gran Tierra’s social investment programs over the past four years.
•Gran Tierra is committed to working with the Colombian national and local governments and local communities to further their peace-building efforts. In 2021, the Company invested $2.9 million locally in projects identified by communities to meet their needs. The projects included the installation of sanitary units for rural families and infrastructure improvements to local schools and rural roads.
Economic Opportunities:
•Gran Tierra maintains its commitment to contribute to the social and economic development of the regions where it operates by maximizing local hiring and contracting local goods and services. Through this commitment, the Company awarded over $53 million to local companies during 2021.
Human Rights:
•Over the past two years, 3,750 people benefited from Gran Tierra’s human rights initiatives in adherence to the UN Guiding Principles for Business and Human Rights policy.
•In 2021, Gran Tierra Energy was proud to announce with local communities that the Puerto Vega-Teteyé corridor in the Putumayo region was investigated and declared free of land mine contamination. In addition, nearly 3,000 residents of nearby towns have attended mine-risk education workshops. This project was developed in alliance with the Colombian national government and the Colombian Campaign Against Mines.
•Gran Tierra, in partnership with the Colombia Institute of Anthropology and History (ICANH), the Colombian Ministry of Culture and Corpoamazonia, opened the Suruma Museum, which is a permanent archaeological collection dedicated to the people of the Putumayo region.
Operational Update
Acordionero Oil Field:
•During the Quarter, Gran Tierra drilled five new wells and executed a combined total of 16 completion and workover operations, all on-time and under-budget.
•During the first quarter of 2022-to-date, Acordionero has had average production of 15,673 BOPD, the highest quarterly rate since the second quarter of 2019.
•The field’s 2022 development drilling program (14-16 wells) is expected to commence in the first quarter of 2022 with one rig on the Southwest Pad. It is designed to focus on quick-cycle times to maintain low drilling and completion costs, while increasing oil recovery factors through the Company’s waterflood program.

Costayaco and Moqueta Oil Fields:
•The first 2022 Costayaco development well (out of 4-5 wells) is scheduled to spud in the first quarter of 2022.
•The Moqueta development drilling program of three wells is expected to commence in the second half of 2022 and is planned to continue into 2023.
Exploration:
•Gran Tierra is in the process of obtaining all final approvals and licensing in preparation to drill its first exploration well in Ecuador during the second quarter of 2022. The Company is also progressing its 2022 exploration campaign in Colombia.
2022 Guidance:
•Gran Tierra is reiterating the Company’s forecasted ranges for the 2022 budget:

	Base Case	High Case
Annual Average Brent Oil Price ($/bbl)	70.00	80.00
Total Company Production (BOPD)	30,500-32,500	30,500-32,500
Operating Netback[2] ($ million)	390-510	470-490
EBITDA[2] ($ million)	360-380	440-460
Cash Flow[2] ($ million)	270-290	330-350
Total Capital ($ million)	220-240	220-240
Free Cash Flow[2] ($ million)	40-60	100-120
Bank Credit Facility Balance @ December 31, 2022 ($ million)	—	—
Number of Development Wells (gross)	20-25	20-25
Number of Exploration Wells (gross)	6-7	6-7
•At an $80 per bbl Brent oil price, Gran Tierra is forecasting year end 2022 net debt2 to EBITDA2 of approximately 1 times, free cash flow2 of $170-190 million before exploration, and $100-120 million after exploration. The Company’s 2022 year end net debt2 is also expected to be less than $500 million.
•Hedging: Gran Tierra has entered into Brent oil price hedges on 9,000 BOPD of WI production during the first half of 2022, with a weighted average floor of $75.42/bbl and ceiling of $87.17/bbl, to provide downside price protection.
Corporate Presentation:
•Gran Tierra’s Corporate Presentation has been updated and is available at www.grantierra.com.

Financial and Operational Highlights (all amounts in $000s, except per share and bbl amounts)

	Year Ended		Three Months Ended
	December 31,	December 31,	December 31,	December 31,	September 30,
	2021	2020	2021	2020	2021
Net (Loss) Income	$42,482	$(777,967)	$62,524	$(47,871)	$35,007
Net (Loss) Income Per Share - Basic & Diluted	$0.12	$(2.12)	$0.17	$(0.13)	$0.10

Oil Sales	$473,722	$237,838	$146,287	$64,793	$135,319
Operating Expenses	(132,331)	(111,888)	(39,708)	(27,215)	(37,567)
Transportation Expenses	(11,315)	(10,543)	(2,867)	(1,994)	(3,021)
Operating Netback(2)	$330,076	$115,407	$103,712	$35,584	$94,731

G&A Expenses Before Stock-based Compensation	$27,867	$24,134	$8,473	$5,482	$5,444
G&A Expenses Stock-Based Compensation	8,396	1,216	1,799	1,923	1,053
G&A Expenses, Including Stock-Based Compensation	$36,263	$25,350	$10,272	$7,405	$6,497

EBITDA(2)	$217,391	$(634,988)	$70,983	$(13,978)	$95,625

Adjusted EBITDA(2)	$241,536	$96,482	$81,529	$22,235	$81,804

Net Cash Provided by Operating Activities	$244,834	$81,074	$106,013	$21,728	$59,667
Funds Flow from Operations(2)	$186,485	$45,213	$65,137	$8,956	$69,103
Funds Flow from Operations(2) Per Share - Basic & Diluted	$0.51	$0.12	$0.18	$0.02	$0.19

Capital Expenditures	$149,879	$96,281	$40,229	$39,903	$34,839

Average Daily Volumes (BOPD)
Working Interest Production Before Royalties	26,507	22,624	29,493	21,907	28,957
Royalties	(4,919)	(2,552)	(6,070)	(2,411)	(5,585)
Production NAR	21,588	20,072	23,423	19,496	23,372
Decrease in Inventory	10	91	354	15	461
Sales	21,598	20,163	23,777	19,511	23,833
Royalties, % of WI Production Before Royalties	19%	11%	21%	11%	19%

Per bbl (5)
Brent	$70.95	$43.21	$79.66	$45.26	$73.23
Quality and Transportation Discount	(10.86)	(10.98)	(12.79)	(9.17)	(11.51)
Royalties	(11.10)	(3.66)	(13.61)	(3.92)	(11.80)
Average Realized Price	$48.99	$28.57	$53.26	$32.17	$49.92

Transportation Expenses	(1.17)	(1.27)	(1.04)	(0.99)	(1.11)
Average Realized Price Net of Transportation Expenses	$47.82	$27.30	$52.22	$31.18	$48.81
Operating Expenses	(13.69)	(13.44)	(14.46)	(13.51)	(13.86)
Operating Netback(2)	$34.13	$13.86	$37.76	$17.67	$34.95
COVID-19 Related Costs	(0.38)	(0.32)	(0.24)	(0.57)	(0.37)
Cash G&A Expenses	(2.88)	(2.90)	(3.08)	(2.72)	(2.01)
Realized Foreign Exchange Gain (Loss)	0.14	0.13	0.10	(0.57)	0.30
Cash Settlement on Derivative Instruments	(6.04)	0.59	(4.87)	(2.53)	(2.70)
Interest Expense, Excluding Amortization of Debt Issuance Costs	(5.23)	(6.07)	(4.33)	(6.50)	(4.69)
Interest Income	—	0.04	—	—	—
Other Gain (Loss)	—	0.19	—	(0.20)	—
Net Lease Payments	—	—	0.02	(0.03)	0.01
Current Income Tax Expense	(0.46)	(0.09)	(1.64)	(0.10)	—
Cash Netback(2)	$19.28	$5.43	$23.72	$4.45	$25.49

Share Information (000s)
Common Stock Outstanding, End of Period	367,145	366,982	367,145	366,982	367,038
Weighted Average Number of Common - Basic	367,023	366,982	367,133	366,982	366,993
Weighted Average Number of Common - Diluted	367,873	366,982	368,396	366,982	367,741

	As at December 31
	2021	2020	% Change
Cash and cash equivalents and current restricted cash and cash equivalents	$26,501	$14,114	88

Revolving credit facility	$67,500	$190,000	(64)

Senior Notes	$600,000	$600,000	—

Additional information on 2021 expenses:
•Quality and Transportation Discount: decreased in 2021 to $10.86 per bbl compared to $10.98 per bbl in 2020; the decrease was due to lower Castilla and Vasconia differentials in 2021 compared to 2020.
•Transportation Expenses: decreased by 8% to $1.17 per bbl in 2021 from $1.27 per bbl in 2020.
•Royalties: increased to $11.10 per bbl in 2021, up from $3.66 per bbl in 2020. This increase was driven by the 64% increase in the Brent oil price in 2021 relative to 2020.
(1) Gran Tierra’s total current average production is for the period of January 1, 2022 to February 18, 2022
(2) Operating netback, EBITDA, Adjusted EBITDA, funds flow from operations, net debt, funds flow from operations per share (basic and diluted), free cash flow, and cash netback, are non-GAAP measures and do not have a standardized meaning under GAAP. Cash flow refers to the GAAP line item “net cash provided by operating activities”. Refer to “Non-GAAP Measures” in this press release for descriptions of these non-GAAP measures and reconciliations to the most directly comparable measures calculated and presented in accordance with GAAP.
(3) All dollar amounts are in United States dollars and production and reserves amounts are on an average WI before royalties basis, unless otherwise indicated. Per bbl of oil equivalent (“BOE”) amounts are based on WI sales before royalties. Production is expressed in BOPD, while reserves are expressed in bbl, BOE or MMBOE, unless otherwise indicated. For per BOE amounts based on net after royalty (“NAR”) production, see Gran Tierra’s Annual Report on Form 10-K filed February 22, 2022
(4) All reserves values, future net revenue and ancillary information contained in this press release have been calculated in compliance with Canadian National Instrument 51-101 - Standards of Disclosure for Oil and Gas Activities (“NI 51-101”) and the Canadian Oil and Gas Evaluation Handbook (“COGEH”) and are derived from the Company's 2021 year-end estimated reserves as evaluated by the Company's independent qualified reserve evaluator McDaniel in a report with an effective date of December 31, 2021 (the “GTE McDaniel Reserves Report”). Based on December 31, 2021 before tax NPV10 of $1.6 billion for 1P reserves and $2.4 billion for 2P reserves, minus year-end 2021 debt of $668 million, comprised of Senior Notes of $600 million (gross) and $68 million under our credit facility, prepared in accordance with GAAP divided by the number of shares of Gran Tierra's common stock issued and outstanding at December 31, 2021 of 367.1 million.

(5) Per bbl amounts are based on WI sales before royalties. For per bbl amounts based on NAR production, see Gran Tierra’s Annual Report on Form 10-K filed on February 22, 2022.
(6) https://www.iogp.org/bookstore/product/safety-performance-indicators-2020-data/. LTIF: Lost Time Incident Frequency. LTIF = ((Fatalities Cases + Lost Time Incident Cases) / Man Hours) x 200000 MH.
(7) https://www.epa.gov/energy/greenhouse-gases-equivalencies-calculator-calculations-and-references

Conference Call Information:
Gran Tierra will host its fourth quarter and full year 2021 results conference call on Wednesday, February 23, 2022, at 9:00 a.m. Mountain Time, 11:00 a.m. Eastern Time. Interested parties may access the conference call by dialing 1-844-348-3792 or 1-614-999-9309 (North America), 0800-028-8438 or 020-3107-0289 (United Kingdom) or 01-800-518-5094 (Colombia). The call will also be available via webcast at www.grantierra.com.
About Gran Tierra Energy Inc.
Gran Tierra Energy Inc. together with its subsidiaries is an independent international energy company currently focused on oil and natural gas exploration and production in Colombia and Ecuador. The Company is currently developing its existing portfolio of assets in Colombia and Ecuador and will continue to pursue additional new growth opportunities that would further strengthen the Company’s portfolio. The Company’s common stock trades on the NYSE American, the Toronto Stock Exchange and the London Stock Exchange under the ticker symbol GTE. Additional information concerning Gran Tierra is available at www.grantierra.com. Except to the extent expressly stated otherwise, information on the Company's website or accessible from our website or any other website is not incorporated by reference into and should not be considered part of this press release. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.
Gran Tierra's Securities and Exchange Commission (the “SEC”) filings are available on the SEC website at http://www.sec.gov. The Company’s Canadian securities regulatory filings are available on SEDAR at http://www.sedar.com and UK regulatory filings are available on the National Storage Mechanism website at https://data.fca.org.uk/#/nsm/nationalstoragemechanism.
Contact Information
For investor and media inquiries please contact:
Gary Guidry, President & Chief Executive Officer
Ryan Ellson, Executive Vice President & Chief Financial Officer
Rodger Trimble, Vice President, Investor Relations
Tel: +1.403.265.3221
For more information on Gran Tierra please go to: www.grantierra.com.
Forward Looking Statements and Legal Advisories:
This press release contains opinions, forecasts, projections, and other statements about future events or results that constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and financial outlook and forward looking information within the meaning of applicable Canadian securities laws (collectively, “forward-looking statements”). All statements other than statements of historical facts included in this press release regarding our financial position, estimated quantities and net present value of reserves, business strategy, plans and objectives for future operations, capital spending plans and those statements preceded by, followed by or that otherwise include the words “believe,” “expect,” “anticipate,” “forecast,” “budget,” “will,” “estimate,” “target,” “project,” “plan,” “should,” “guidance”, “strives” or similar expressions are forward-looking statements. Such forward-looking statements include, but are not limited to, the Company’s expectations, capital program, cost saving initiatives, future sources of funding for capital expenditures and guidance, including for certain future production estimates, forecast prices, five-year expected free cash flow, expected future net cash provided by operating activities, net debt, capital expenditures and certain associated metrics, the Company’s strategies, the Company’s plans to benefit the environment or communities in which it operates and the Company's operations including planned operations and oil production. Statements relating to “reserves” are also deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, including that the reserves described can be profitably produced in the future.
The forward-looking statements contained in this press release reflect several material factors and expectations and assumptions of Gran Tierra including, without limitation, that Gran Tierra will continue to conduct its operations in a manner consistent with its current expectations, the accuracy of testing and production results and seismic data, pricing and cost estimates (including with respect to commodity pricing and exchange rates), rig availability, the risk profile of planned exploration activities, the effects of drilling down-dip, the 5-year weighted-average Brent forecast, the effects of waterflood and multi-stage fracture stimulation operations, the extent and effect of delivery disruptions, and the general continuance of current or, where applicable, assumed operational, regulatory and industry conditions including in areas of potential expansion, and the ability of Gran Tierra to execute its current business and operational plans in the manner currently planned. Gran Tierra believes the material factors, expectations and assumptions reflected in the forward-looking statements are reasonable at this time but no assurance can be given that these factors, expectations and assumptions will prove to be correct.
Among the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements in this press release are: the unprecedented impact of the COVID-19 pandemic and the actions of OPEC and non-OPEC countries and the procedures imposed by governments in response thereto; disruptions to local operations; the decline and volatility in oil and gas industry conditions and commodity prices; the severe imbalance in supply and demand for oil and natural gas; prices and markets for oil and natural gas are unpredictable and volatile; the accuracy of productive capacity of any particular field; the timing and impact of any resumption of operations; Gran Tierra’s operations are located in South America and unexpected problems can arise due to guerilla activity or local blockades or protests; technical difficulties and operational difficulties may arise which impact the production, transport or sale of our products; geographic, political and weather conditions can impact the production, transport or sale of our products; the ability of Gran Tierra to execute its business plan and realize expected benefits from current initiatives (including a reduction of the capital program); the risk that unexpected delays and difficulties in developing currently owned properties may occur; the ability to replace reserves and production and develop and manage reserves on an economically viable basis; the accuracy of testing and production results and seismic data, pricing and cost estimates (including with respect to commodity pricing and exchange rates); the risk profile of planned exploration activities; the effects of drilling down-dip; the effects of waterflood and multi-stage fracture stimulation operations; the extent and effect of delivery disruptions, equipment performance and costs; actions by third parties; the timely receipt of regulatory or other required approvals for our operating activities; the failure of exploratory drilling to result in commercial wells; unexpected delays due to the limited availability of drilling equipment and personnel; the risk that current global economic and credit market conditions may impact oil prices and oil consumption more than Gran Tierra currently predicts, which could cause Gran Tierra to further modify its strategy and capital spending program; volatility or declines in the trading price of our common stock or bonds; the risk that Gran Tierra does not receive the anticipated benefits of government programs, including government tax refunds; Gran Tierra’s ability to comply with financial covenants in its credit agreement and indentures and make borrowings under its credit agreement or find other capital at economic costs to fund our operating expenses; and the risk factors detailed from time to time in Gran Tierra’s periodic reports filed with the Securities and Exchange Commission, including, without limitation, under the caption “Risk Factors” in Gran Tierra’s Annual Report on Form 10-K for the year ended December 31, 2021 filed February 22, 2022 and its other filings with the SEC. These filings are available on the SEC website at http://www.sec.gov and on SEDAR at www.sedar.com. Although the current guidance, capital spending program and long term strategy of Gran Tierra are based upon the current expectations of the management of Gran Tierra, should any one of a number of issues arise, Gran Tierra may find it necessary to alter its business strategy and/or capital spending program and there can be no assurance as at the date of this press release as to how those funds may be reallocated or strategy changed and how that would impact Gran Tierra’s results of operations and financial position. Forecasts and expectations that cover multi-year time horizons or are associated with 2P reserves inherently involve increased risks and actual results may differ materially.
The forward-looking statements contained in this press release are based on certain assumptions made by Gran Tierra based on management’s experience and other factors believed to be appropriate. Gran Tierra believes these assumptions to be reasonable at this time, but the forward-looking statements are subject to risk and uncertainties, many of which are beyond Gran Tierra’s control, which may cause actual results to differ materially from those implied or expressed by the forward looking statements. The risk that the assumptions on which the 2022 outlook are based prove incorrect may increase the later the period to which the outlook relates. In particular, the unprecedented nature of the pandemic and industry volatility may make it particularly difficult to identify risks or predict the degree to which identified risks will impact Gran Tierra’s business and financial condition. All forward-looking statements are made as of the date of this press release and the fact that this press release remains available does not constitute a representation by Gran Tierra that Gran Tierra believes these forward-looking statements continue to be true as of any subsequent date. Actual results may vary materially from the expected results expressed in forward-looking statements. Gran Tierra disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable law.
The estimates of future production, EBITDA, net cash provided by operating activities (described in this press release as “cash flow”), free cash flow, operating netback, total capital, net debt and certain expenses or costs set forth in this press release may be considered to be future-oriented financial information or a financial outlook for the purposes of applicable Canadian securities laws. Financial outlook and future-oriented financial information contained in this press release about prospective financial performance, financial position or cash flows are provided to give the reader a better understanding of the potential future performance of the Company in certain areas and are based on assumptions about future events, including economic conditions and proposed courses of action, based on management’s assessment of the relevant information currently available, and to become available in the future. In particular, this press release contains projected operational and financial information for 2022 and the next five years. These projections contain forward-looking statements and are based on a number of material assumptions and factors set out above. Actual results may differ significantly from the projections presented herein. These projections may also be considered to contain future-oriented financial information or a financial outlook. The actual results of Gran Tierra’s operations for any period will likely vary from the amounts set forth in these projections, and such variations may be material. See above for a discussion of the risks that could cause actual results to vary. The future-oriented financial information and financial outlooks contained in this press release have been approved by management as of the date of this press release. Readers are cautioned that any such financial outlook and future-oriented financial information contained herein should not be used for purposes other than those for which it is disclosed herein. The Company and its management believe that the prospective operational and financial information has been prepared on a reasonable basis, reflecting management’s best estimates and judgments, and represent, to the best of management’s knowledge and opinion, the Company’s expected course of action. However, because this information is highly subjective, it should not be relied on as necessarily indicative of future results.

Non-GAAP Measures
This press release includes non-GAAP financial measures as further described herein. These non-GAAP measures do not have a standardized meaning under GAAP. Investors are cautioned that these measures should not be construed as alternatives to net loss or other measures of financial performance as determined in accordance with GAAP. Gran Tierra’s method of calculating these measures may differ from other companies and, accordingly, they may not be comparable to similar measures used by other companies. Each non-GAAP financial measure is presented along with the corresponding GAAP measure so as not to imply that more emphasis should be placed on the non-GAAP measure.
Before tax and after-tax free cash flow are non-GAAP terms and are called before tax and after-tax net revenue in the GTE McDaniel Reserves Report, respectively. The non-GAAP term of before tax free cash flow, and free cash flow after development expenditures and taxes over the next five years, reconciles to the nearest GAAP term of oil sales, which is called sales revenue in the GTE McDaniel Reserves Report. Before tax net revenue is calculated by McDaniel by subtracting total royalties, operating costs, future development capital and abandonment and reclamation costs from sales revenue. After-tax free cash flow is calculated by McDaniel by subtracting future taxes from before tax net revenue. Refer to “Future Net Revenue” in this press release for the applicable reconciliation. Gran Tierra is unable to provide a quantitative reconciliation of free cash flow after development expenditures, taxes, interest and G&A costs over the next five years to its most directly comparable forward-looking GAAP measure because management cannot reliably predict certain of the necessary components of such forward-looking GAAP measure. Gran Tierra is unable to provide forward-looking net income, the GAAP measure most directly comparable to forward-looking EBITDA, or a quantitative reconciliation of forward-looking EBITDA because management cannot reliably predict certain of the necessary components of the forward-looking GAAP measure. Gran Tierra is also unable to provide forward-looking oil sales, the GAAP measure most directly comparable to such measures of free cash flow and operating netback, due to the impracticality of quantifying certain components required by GAAP as a result of the inherent volatility in the value of certain financial instruments held by the Company and the inability to quantify the effectiveness of commodity price derivatives used to manage the variability in cash flows associated with the forecast sale of its oil production and changes in commodity prices. Refer to “Oil and Gas Metrics” in this press release for a description of how this non-GAAP measure is calculated. Management uses free cash flow as a measure of the Company’s ability to fund its exploration program.
Net Debt as presented is defined as projected senior notes and borrowings under the credit facility less projected cash. Management believes that net debt is a useful supplemental measure for management and investors to in order to evaluate the financial sustainability of the Company’s business and leverage. The most directly comparable GAAP measure is total debt. Gran Tierra is unable to provide a quantitative reconciliation of forward-looking net debt to its most directly comparable forward-looking GAAP measure because management cannot reliably predict certain of the necessary components of such forward-looking GAAP measure.
Operating netback as presented is defined as oil sales less operating and transportation expenses. Operating netback per bbl as presented is defined as average realized price per bbl less operating and transportation expenses per bbl. Cash netback, as presented is defined as net income or loss adjusted for depletion, depreciation and accretion (“DD&A”) expenses, asset and goodwill impairment, deferred tax expense or recovery, stock-based compensation expense, amortization of debt issuance costs, non-cash lease expense, lease payments, unrealized foreign exchange gains or losses, other non-cash losses, unrealized derivative instruments gains or losses, and cash settlement of financial instruments. Cash netback per bbl, as presented is defined as cash netback over WI sales volumes. Management believes that operating netback and cash netback are useful supplemental measures for investors to analyze financial performance and provide an indication of the results generated by Gran Tierra’s principal business activities prior to the consideration of other income and expenses. See the table entitled Financial and Operational Highlights, above for the components of operating netback and operating netback per bbl. A reconciliation from net income or loss to cash netback is as follows:

	Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
Cash Netback - Non-GAAP Measure ($000s)	2021	2020	2021	2020	2021
Net income (loss)	$42,482	$(777,967)	$62,524	$(47,871)	$35,007
Adjustments to reconcile net income (loss) to cash netback
DD&A expenses	139,874	164,233	41,574	33,115	38,055
Asset impairment	—	564,495	—	57,402	—
Goodwill impairment	—	102,581	—	—	—
Deferred tax (recovery) expense	(23,825)	(76,148)	(50,634)	(13,352)	8,955
Stock-based compensation expense	8,396	1,216	1,799	1,923	1,053
Amortization of debt issuance costs	3,809	3,625	1,127	851	907
Non-cash lease expense	1,667	1,951	445	457	408
Lease payments	(1,621)	(1,926)	(382)	(522)	(384)
Unrealized foreign exchange loss (gain)	21,879	5,271	4,934	(17,064)	3,465
Other non-cash loss	44	2,026	44	—	—
Unrealized derivative instruments (gain) loss	(9,589)	8,974	(12,088)	8,421	(4,729)
Other financial instruments loss (gain)	3,369	46,882	15,794	(14,404)	(13,634)
Cash netback (non-GAAP)	$186,485	$45,213	$65,137	$8,956	$69,103

EBITDA, as presented, is defined as net income or loss adjusted for DD&A expenses, interest expense and income tax expense. Adjusted EBITDA, as presented, is defined as EBITDA adjusted for asset and goodwill impairment, non-cash lease expense, lease payments, unrealized foreign exchange gains or losses, unrealized derivative instruments gains or losses, other financial instruments gains or losses, other non-cash losses and stock based compensation expense. Management uses this supplemental measure to analyze performance and income generated by our principal business activities prior to the consideration of how non-cash items affect that income, and believes that this financial measure is useful supplemental information for investors to analyze our performance and our financial results. A reconciliation from net income or loss to EBITDA and adjusted EBITDA is as follows:

	Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
EBITDA - Non-GAAP Measure ($000s)	2021	2020	2021	2020	2021
Net income (loss)	$42,482	$(777,967)	$62,524	$(47,871)	$35,007
Adjustments to reconcile net income (loss) to EBITDA and Adjusted EBITDA
DD&A expenses	139,874	164,233	41,574	33,115	38,055
Interest expense	54,381	54,140	13,026	13,936	13,608
Income tax expense	(19,346)	(75,394)	(46,141)	(13,158)	8,955
EBITDA (non-GAAP)	$217,391	$(634,988)	$70,983	$(13,978)	$95,625
Asset impairment	—	564,495	—	57,402	—
Goodwill impairment	—	102,581	—	—	—
Non-cash lease expense	1,667	1,951	445	457	408
Lease payments	(1,621)	(1,926)	(382)	(522)	(384)
Unrealized foreign exchange loss (gain)	21,879	5,271	4,934	(17,064)	3,465
Unrealized derivative instruments (gain) loss	(9,589)	8,974	(12,088)	8,421	(4,729)
Other financial instruments loss (gain)	3,369	46,882	15,794	(14,404)	(13,634)
Other non-cash loss	44	2,026	44	—	—
Stock-based compensation expense	8,396	1,216	1,799	1,923	1,053
Adjusted EBITDA (non-GAAP)	$241,536	$96,482	$81,529	$22,235	$81,804

Funds flow from operations, as presented, is defined as net income or loss adjusted for DD&A expenses, asset and goodwill impairment, deferred tax expense or recovery, stock-based compensation expense, amortization of debt issuance costs, non-cash lease expense, lease payments, unrealized foreign exchange gains or losses, other non-cash losses, unrealized derivative instruments gains or losses, and cash settlement of financial instruments. Management uses this financial measure to analyze performance and income generated by our principal business activities prior to the consideration of how non-cash items affect that income, and believes that this financial measure is also useful supplemental information for investors to analyze performance and our financial results. Free cash flow, as presented, is defined as funds flow from operations adjusted for capital expenditures. Management uses this financial measure to analyze cash flow generated by our principal business activities after capital requirements and believes that this financial measure is also useful supplemental information for investors to analyze performance and our financial results. A reconciliation from net income or loss to both funds flow from operations and free cash flow is as follows:

	Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
Funds Flow From Operations - Non-GAAP Measure ($000s)	2021	2020	2021	2020	2021
Net income (loss)	$42,482	$(777,967)	$62,524	$(47,871)	$35,007
Adjustments to reconcile net income (loss) to funds flow from operations
DD&A expenses	139,874	164,233	41,574	33,115	38,055
Asset impairment	—	564,495	—	57,402	—
Goodwill impairment	—	102,581	—	—	—
Deferred tax (recovery) expense	(23,825)	(76,148)	(50,634)	(13,352)	8,955
Stock-based compensation expense	8,396	1,216	1,799	1,923	1,053
Amortization of debt issuance costs	3,809	3,625	1,127	851	907
Non-cash lease expense	1,667	1,951	445	457	408
Lease payments	(1,621)	(1,926)	(382)	(522)	(384)
Unrealized foreign exchange loss (gain)	21,879	5,271	4,934	(17,064)	3,465
Other non-cash loss	44	2,026	44	—	—
Unrealized derivative instruments (gain) loss	(9,589)	8,974	(12,088)	8,421	(4,729)
Other financial instruments loss (gain)	3,369	46,882	15,794	(14,404)	(13,634)
Funds flow from operations (non-GAAP)	$186,485	$45,213	$65,137	$8,956	$69,103
Capital expenditures	$149,879	$96,281	$40,229	$39,903	$34,839
Free cash flow (non-GAAP)	$36,606	$(51,068)	$24,908	$(30,947)	$34,264

DISCLOSURE OF OIL AND GAS INFORMATION
Gran Tierra’s Statement of Reserves Data and Other Oil and Gas Information on Form 51-101F1 dated effective as at December 31, 2021, which includes disclosure of its oil and gas reserves and other oil and gas information in accordance with NI 51-101 and COGEH forming the basis of this press release, is available on SEDAR at www.sedar.com.
Estimates of net present value and future net revenue contained herein do not necessarily represent fair market value of reserves. Estimates of reserves, and future net revenue for individual properties may not reflect the same level of confidence as estimates of reserves and future net revenue for all properties, due to the effect of aggregation. There is no assurance that the forecast price and cost assumptions applied by McDaniel in evaluating Gran Tierra’s reserves and future net revenue will be attained and variances could be material. See Gran Tierra’s press release dated January 25, 2022 for a summary of the price forecasts employed by McDaniel in the GTE McDaniel Reserves Report and other information regarding the disclosed future net revenue.
All evaluations of future net revenue contained in the GTE McDaniel Reserves Report are after the deduction of royalties, operating costs, development costs, production costs and abandonment and reclamation costs but before consideration of indirect costs such as administrative, overhead and other miscellaneous expenses. It should not be assumed that the estimates of future net revenue presented in this press release represent the fair market value of the reserves. There are numerous uncertainties inherent in estimating quantities of crude oil and natural gas reserves and the future cash flows attributed to such reserves. The reserve and associated cash flow information set forth in the GTE McDaniel Reserves Report are estimates only and there is no guarantee that the estimated reserves will be recovered. Actual reserves may be greater than or less than the estimates provided therein. All reserves assigned in the GTE McDaniel Reserves Report are located in Colombia and Ecuador and presented on a consolidated basis.
BOEs have been converted on the basis of six thousand cubic feet (“Mcf”) natural gas to 1 bbl of oil. BOEs may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 Mcf: 1 bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. In addition, given that the value ratio based on the current price of oil as compared with natural gas is significantly different from the energy equivalent of six to one, utilizing a BOE conversion ratio of 6 Mcf: 1 bbl would be misleading as an indication of value.

References to a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume. Gran Tierra’s reported production is a mix of light crude oil and medium and heavy crude oil for which there is not a precise breakdown since the Company’s oil sales volumes typically represent blends of more than one type of crude oil. Well test results should be considered as preliminary and not necessarily indicative of long-term performance or of ultimate recovery. Well log interpretations indicating oil and gas accumulations are not necessarily indicative of future production or ultimate recovery. If it is indicated that a pressure transient analysis or well-test interpretation has not been carried out, any data disclosed in that respect should be considered preliminary until such analysis has been completed. References to thickness of “oil pay” or of a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume.
Future Net Revenue
Future net revenue reflects McDaniel’s forecast of revenue estimated using forecast prices and costs, arising from the anticipated development and production of resources, after the deduction of royalties, operating costs, development costs and abandonment and reclamation costs but before consideration of indirect costs such as administrative, overhead and other miscellaneous expenses. The estimate of future net revenue below does not necessarily represent fair market value.

Consolidated Properties at December 31, 2021
Proved (1P) Total Future Net Revenue ($ million)
Forecast Prices and Costs
Years	Sales Revenue	Total Royalties	Operating Costs	Future Development Capital	Abandonment and Reclamation Costs	Future Net Revenue Before Future Taxes	Future Taxes	Future Net Revenue After Future Taxes*
2022-2026 (5 Years)	3,288	(607)	(706)	(382)	(2)	1,591	(330)	1,261
Remainder	1,684	(296)	(651)	—	(59)	678	(207)	471
Total (Undiscounted)	4,972	(903)	(1,357)	(382)	(61)	2,269	(537)	1,732
Total (Discounted @ 10%)	3,483	(638)	(867)	(335)	(18)	1,625	(375)	1,250

Consolidated Properties at December 31, 2021
Proved Plus Probable (2P) Total Future Net Revenue ($ million)
Forecast Prices and Costs
Years	Sales Revenue	Total Royalties	Operating Costs	Future Development Capital	Abandonment and Reclamation Costs	Future Net Revenue Before Future Taxes	Future Taxes	Future Net Revenue After Future Taxes*
2022-2026 (5 Years)	4,101	(755)	(805)	(578)	(2)	1,961	(484)	1,477
Remainder	3,724	(669)	(1,115)	—	(73)	1,867	(616)	1,251
Total (Undiscounted)	7,825	(1,424)	(1,920)	(578)	(75)	3,828	(1,100)	2,728
Total (Discounted @ 10%)	4,902	(898)	(1,101)	(484)	(18)	2,401	(662)	1,739

Consolidated Properties at December 31, 2021
Proved Plus Probable Plus Possible (3P) Total Future Net Revenue ($ million)
Forecast Prices and Costs
Years	Sales Revenue	Total Royalties	Operating Costs	Future Development Capital	Abandonment and Reclamation Costs	Future Net Revenue Before Future Taxes	Future Taxes	Future Net Revenue After Future Taxes*
2022-2026 (5 Years)	4,749	(875)	(879)	(707)	(1)	2,287	(631)	1,656
Remainder	5,559	(1,068)	(1,494)	—	(83)	2,914	(969)	1,945
Total (Undiscounted)	10,308	(1,943)	(2,373)	(707)	(84)	5,201	(1,600)	3,601
Total (Discounted @ 10%)	6,087	(1,136)	(1,275)	(577)	(17)	3,082	(913)	2,169
*The after-tax net present value of the Company’s oil and gas properties reflects the tax burden on the properties on a stand-alone basis. It does not consider the corporate tax situation, or tax planning. It does not provide an estimate of the value at the Company level which may be significantly different. The Company’s financial statements should be consulted for information at the Company level.
Definitions
Proved reserves are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated proved reserves.
Probable reserves are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves.
Possible reserves are those additional reserves that are less certain to be recovered than Probable reserves. There is a 10% probability that the quantities actually recovered will equal or exceed the sum of Proved plus Probable plus Possible reserves.
Proved developed producing reserves are those reserves that are expected to be recovered from completion intervals open at the time of the estimate. These reserves may be currently producing or, if shut-in, they must have previously been on production, and the date of resumption of production must be known with reasonable certainty.
Undeveloped reserves are those reserves expected to be recovered from known accumulations where a significant expenditure (e.g., when compared to the cost of drilling a well) is required to render them capable of production. They must fully meet the requirements of the reserves category (proved, probable, possible) to which they are assigned.
Certain terms used in this press release but not defined are defined in NI 51-101, CSA Staff Notice 51-324 - Revised Glossary to NI 51-101 Standards of Disclosure for Oil and Gas Activities (“CSA Staff Notice 51-324”) and/or the COGEH and, unless the context otherwise requires, shall have the same meanings herein as in NI 51-101, CSA Staff Notice 51-324 and the COGEH, as the case may be.
Oil and Gas Metrics
This press release contains a number of oil and gas metrics, including free cash flow, NAV per share, F&D costs, operating netback, cash netback, and reserves replacement which do not have standardized meanings or standard methods of calculation and therefore such measures may not be comparable to similar measures used by other companies and should not be used to make comparisons. Such metrics have been included herein to provide readers with additional measures to evaluate the Company’s performance; however, such measures are not reliable indicators of the future performance of the Company and future performance may not compare to the performance in previous periods.
•Before tax and after-tax free cash flow are non-GAAP terms and are called before tax and after-tax net revenue in the GTE McDaniel Reserves Report, respectively. The non-GAAP term of before tax free cash flow reconciles to the nearest GAAP term of oil sales, which is called sales revenue in the GTE McDaniel Reserves Report. Before tax net revenue is calculated by McDaniel by subtracting total royalties, operating costs, future development capital, abandonment and reclamation costs from sales revenue. After-tax free cash flow is calculated by McDaniel by subtracting future taxes from before tax net revenue. Refer to “Future Net Revenue” in this press release for the applicable reconciliation. Management uses free cash flow as a measure of the Company’s ability to fund its exploration program.

•NAV per share is calculated as the applicable NPV10 (before or after-tax, as applicable) minus estimated net debt, divided by the number of shares of Gran Tierra’s common stock issued and outstanding. Management uses NAV per share as a measure of the relative change of Gran Tierra’s net asset value over its outstanding common stock over a period of time.
•F&D costs are calculated as estimated exploration and development capital expenditures, excluding acquisitions and dispositions, divided by the applicable reserves additions both before and after changes in future development costs. The calculation of F&D costs incorporates the change in future development costs required to bring proved undeveloped and developed reserves into production. The aggregate of the exploration and development costs incurred in the financial year and the changes during that year in estimated future development costs may not reflect the total F&D costs related to reserves additions for that year. Management uses F&D costs per BOE as a measure of its ability to execute its capital program and of its asset quality.
•Operating netback and cash netback are calculated as described in this press release. Management believes that operating netback and cash netback are useful supplemental measures for the reasons described in this press release.
•Reserves replacement is calculated as reserves in the referenced category divided by estimated referenced production. Management uses this measure to determine the relative change of its reserves base over a period of time.
Disclosure of Reserve Information and Cautionary Note to U.S. Investors
Unless expressly stated otherwise, all estimates of proved developed producing, proved, probable and possible reserves and related future net revenue disclosed in this press release have been prepared in accordance with NI 51-101. Estimates of reserves and future net revenue made in accordance with NI 51-101 will differ from corresponding GAAP standardized measure prepared in accordance with applicable SEC rules and disclosure requirements of the U.S. Financial Accounting Standards Board (“FASB”), and those differences may be material. NI 51-101, for example, requires disclosure of reserves and related future net revenue estimates based on forecast prices and costs, whereas SEC and FASB standards require that reserves and related future net revenue be estimated using average prices for the previous 12 months and that the standardized measure reflect discounted future net income taxes related to the Company’s operations. In addition, NI 51-101 permits the presentation of reserves estimates on a “company gross” basis, representing Gran Tierra’s working interest share before deduction of royalties, whereas SEC and FASB standards require the presentation of net reserve estimates after the deduction of royalties and similar payments. There are also differences in the technical reserves estimation standards applicable under NI 51-101 and, pursuant thereto, the COGEH, and those applicable under SEC and FASB requirements.
In addition to being a reporting issuer in certain Canadian jurisdictions, Gran Tierra is a registrant with the SEC and subject to domestic issuer reporting requirements under U.S. federal securities law, including with respect to the disclosure of reserves and other oil and gas information in accordance with U.S. federal securities law and applicable SEC rules and regulations (collectively, “SEC requirements”). Disclosure of such information in accordance with SEC requirements is included in the Company’s Annual Report on Form 10-K and in other reports and materials filed with or furnished to the SEC and, as applicable, Canadian securities regulatory authorities. The SEC permits oil and gas companies that are subject to domestic issuer reporting requirements under U.S. federal securities law, in their filings with the SEC, to disclose only estimated proved, probable and possible reserves that meet the SEC’s definitions of such terms. Gran Tierra has disclosed estimated proved, probable and possible reserves in its filings with the SEC. In addition, Gran Tierra prepares its financial statements in accordance with United States generally accepted accounting principles, which require that the notes to its annual financial statements include supplementary disclosure in respect of the Company’s oil and gas activities, including estimates of its proved oil and gas reserves and a standardized measure of discounted future net cash flows relating to proved oil and gas reserve quantities. This supplementary financial statement disclosure is presented in accordance with FASB requirements, which align with corresponding SEC requirements concerning reserves estimation and reporting.
The Company believes that the presentation of NPV10 is useful to investors because it presents (i) relative monetary significance of its oil and natural gas properties regardless of tax structure and (ii) relative size and value of its reserves to other companies. The Company also uses this measure when assessing the potential return on investment related to its oil and natural gas properties. NPV10 and the standardized measure of discounted future net cash flows do not purport to present the fair value of the Company’s oil and gas reserves. The Company has not provided a reconciliation of NPV10 to the standardized measure of discounted future net cash flows because it is impracticable to do so.